For Immediate Release
Citigroup Inc. (NYSE: C)
July 21, 2008

Lawrence Ricciardi Joins Citi Board of Directors

New York – Citi announced today that Lawrence Ricciardi, 67, the former Senior Vice President, General Counsel, and Advisor to the Chairman of IBM Corporation, has been elected to the Citi Board of Directors. Mr. Ricciardi’s election brings the number of Citi Board members to 15, of whom more than 70% are independent under NYSE rules and Citi’s Corporate Governance Guidelines.

"We are very pleased to welcome Larry, a veteran corporate leader and adviser with extensive experience overseeing turnarounds and deep knowledge of the financial sector," said Vikram Pandit, Chief Executive Officer, Citi. "Larry has a broad range of experience with driving transformational change in large organizations. His perspective and expertise will be invaluable to us as we relentlessly focus on operational excellence, innovation, and optimal client coverage. Larry recognizes the strengths of this company's universal banking model, its unique international footprint, and its talent. I appreciate his commitment to helping us realize Citi's incredible potential."

Mr. Ricciardi served in numerous senior positions at IBM from 1995 to 2002, including Chief Financial Officer. From 1989 to 1995, he served in senior roles at RJR Nabisco Inc., including President, Co-Chairman, and Co-CEO. From 1977 to 1989, Mr. Ricciardi served in senior roles at American Express Co., including Executive Vice President and General Counsel of its Travel Related Services Company. From 1969 to 1973, Mr. Ricciardi served as Counsel to the International Development Agency of the U.S. Department of State and Counsel to the Overseas Private Investment Corporation.

Mr. Ricciardi is a member of the board of directors of Royal Dutch Shell, PLC and is a member, and has served as Chair, of the Audit Committee. He also was a member of the boards of directors of Koninklijke Nederlandsche Petroleum, and Readers Digest Association, where he served at varying times as Lead Director, Chairman of the Audit Committee, Chairman of the Finance Committee, and Chairman of the Governance Committee.

He was awarded a bachelor’s degree in literature from Fordham University in 1962 and a J.D. from Columbia University in 1965.

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Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Nikko and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

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